UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2008

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Canada	000-28882	52-2247240
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

7799 Pardee Lane, Oakland CA	94621
(Address of principal executive offices)	(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Since January 2008, World Heart Corporation (the “Company”) has aggressively pursued various financing alternatives to raise additional capital, including through equity financing transactions and corporate collaborations, in order to continue operations.  At April 30, 2008, the Company had cash and cash equivalents of approximately $0.5 million and current liabilities of approximately $2.6 million. On May 2, 2008, the Company learned that its potential primary investor may not be able to give its assurance of commitment to allow the Company to access capital to meet current financing needs.  This information resulted in the Company making the determination that its available cash would be insufficient to pay the Company’s obligations as they become due, which constitutes an event of default under the Company’s secured convertible promissory note in the amount of $5.0 million issued on December 11, 2007 to Abiomed, Inc.  This event of default under the note results in the outstanding principal balance of the note, together with accrued but unpaid interest and any other amounts owing under the Abiomed note documents, becoming immediately due and payable to Abiomed.  The note is secured by security agreements entered into by the Company and the Company’s wholly-owned subsidiary, World Heart, Inc. (“WHI”), in favor of Abiomed, that grant a security interest in all of their respective assets.  Abiomed could exercise its remedies under law and under the security agreements, including foreclosing on the assets of the Company and WHI.  An event of default also permits Abiomed to terminate the clinical and marketing support services agreement.

The Company has an immediate need for additional capital in order to satisfy its obligations and to continue operations. The Company continues to aggressively pursue various financing alternatives but its efforts to raise additional capital have not been successful as of the date of this report. The Company estimates that it has cash available to continue operations only through the latter part of May 2008. If the Company is unable to secure additional funding, it will be forced to take extraordinary business measures which could include filing for bankruptcy, ceasing operations and liquidating assets.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2008, the Company was informed by Robert J. Majteles that he is resigning from the Board of Directors and all of the committees of the Board, effective immediately.  The Company intends to reconstitute all of the committees of the Board, such that Mr. William C. Garriock, Dr. Michael Estes and Mr. Gary Goertz, the three remaining independent directors, will be members of each of the committees.

Item 8.01  Other Events.

On April 29, 2008, the Company held its Annual Meeting of Shareholders where proposals for shareholders’ vote were presented for the following purposes:

(1)            to receive and to consider the Company’s audited consolidated financial statements for the year ended December 31, 2007, that have been prepared in accordance with generally accepted accounting principles in the United States, together with the report of the auditors thereon;

(2)            to elect directors to serve until the next annual meeting of the shareholders or until their successors are elected or appointed, unless the office is vacated earlier;

(3)             to appoint Burr, Pilger & Mayer LLP as independent auditors of the Company and to authorize the directors to fix their remuneration; and

(4)             to approve conversion of the secured promissory note in the principal amount of up to US$5,000,000, previously issued to Abiomed convertible at Abiomed’s option into the Company’s common shares at US$1.748948 per share, subject to adjustments, including any conversion of interest owed, and approval of the exercise of a five year warrant to purchase up to 3,400,000 common shares of the Company, exercisable at US$0.01 per share, issued to Abiomed in connection with the secured promissory note.

The election of directors, the appointment of the auditors and the conversion of the note and exercise of the warrant issued to Abiomed were carried by a majority of the votes at the meeting in person or by proxy.  A copy of the Voting Results, which includes the percentage outcome of the votes cast, is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Results of Shareholder Vote at World Heart Corporation’s Annual Shareholders Meeting held on April 29, 2008.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 8, 2008

WORLD HEART CORPORATION

	By:	/s/ David Pellone

	Name:	David Pellone
	Title:	Vice President, Finance and Chief Financial Officer

Exhibits Index

Exhibit No.	Description
99.1	Results of Shareholder Vote at World Heart Corporation’s Annual Shareholders Meeting held on April 29, 2008.